Exhibit 99.1

Contacts:

Richard D. Katz, M.D.

EVP, Finance and Corporate Development;

Chief Financial Officer

Icagen, Inc.

(919) 941-5206

rkatz@icagen.com

ICAGEN ANNOUNCES EXTENSION OF PFIZER COLLABORATION

RESEARCH TRIANGLE PARK, NC, September 21, 2009 – Icagen, Inc. (NASDAQ: ICGN) today announced a one year extension to a prior worldwide collaboration and licensing agreement with Pfizer aimed at discovering, developing and commercializing compounds that modify three specific sodium ion channels as new potential treatments for pain and related disorders.

For the past two years, Icagen and Pfizer have partnered to identify compounds that target three ion channels in a global research and development collaboration. The companies have also formed a joint research committee (JRC) to monitor and oversee the collaboration.

The ion channel targets included in the collaboration are sodium channels, which are important in the generation of electrical signals in nerve fibers that mediate the initiation, transmission and sensation of pain. By selectively targeting these sodium channels, the companies seek to develop effective treatments for serious pain disorders with few side effects.

During the extension period, Pfizer will continue to fund all aspects of the collaboration including research efforts at both companies. Pfizer also will continue to have exclusive worldwide rights to commercialize products resulting from the collaboration. Under the terms of the extended agreement, Pfizer will provide approximately $5.0 million in committed funding to Icagen over the next year of the collaboration through September 30, 2010. Additionally, Icagen remains eligible to receive approximately $359 million in research, development, regulatory and commercialization milestones for each product. Icagen is also eligible to receive tiered royalties, against which the commercialization milestones are creditable, based upon product sales.

“We are very pleased to announce this extension of our previous collaboration with Pfizer,” noted P. Kay Wagoner, Ph.D., President and CEO of Icagen. “We have had a great partnership thus far and remain confident that the combined abilities of our two companies will help identify novel drug candidates directed at one or more of these important sodium channel targets for the treatment of pain and related disorders.”

Gillian Burgess, Ph D, Chief Scientific Officer of Pfizer’s Pain Research Unit and member of the Icagen-Pfizer JRC continued, “We have made substantial progress over the first two years of our collaboration and look forward to working with Icagen in the upcoming year in seeking to identify drug candidates from these targeted programs.”

About Icagen

Icagen, Inc. is a biopharmaceutical company based in Research Triangle Park, North Carolina, focused on the discovery, development and commercialization of novel orally-administered small molecule drugs that modulate ion channel targets. Utilizing its proprietary know-how and integrated scientific and drug development capabilities, Icagen has identified multiple drug candidates that modulate ion channels. The Company is conducting research and development activities in a number of disease areas, including epilepsy, pain and inflammation. The Company has clinical stage programs in epilepsy and asthma.

Forward-Looking Statements

This press release contains forward-looking statements that involve a number of risks and uncertainties. For this purpose, any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, the words “believes,” “anticipates,” “plans,” “expects,” “intends,” and similar expressions are intended to identify forward-looking statements. Important factors that could cause actual results to differ materially from the expectations described in these forward-looking statements are set forth under the caption “Risk Factors” in the Company’s most recent Quarterly Report on Form 10-Q, filed with the SEC on August 7, 2009. These risk factors include risks as to the Company’s history of net losses and how long the Company will be able to operate on its existing capital resources; the Company’s ability to raise additional funding; general economic and financial market conditions; the Company’s ability to maintain compliance with NASDAQ’s continued listing requirements; whether the Company’s product candidates will advance in the clinical trials process; the timing of such clinical trials; whether the results obtained in preliminary studies will be indicative of results obtained in clinical trials; whether the clinical trial results will warrant continued product development; whether and when, if at all, the Company’s product candidates, including ICA-105665 and the Company’s other lead compounds for epilepsy and neuropathic pain and senicapoc for asthma, will receive approval from the U.S. Food and Drug Administration or equivalent regulatory agencies, and for which indications, and if such product candidates receive approval, whether such products will be successfully marketed; and the Company’s dependence on third parties, including manufacturers, suppliers and collaborators. We disclaim any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

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